Exhibit 10.102

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT made as of the 29 day of July, 1996 between CAREMATRIX OF MASSACHUSETTS, INC., a Delaware corporation (the "Company"), and Marc Benson (the "Employee").

     WHEREAS, the Company believes it is in the Company's best interest to employ Employee, and Employee desires to be employed by the Company; and

     WHEREAS, the Company and Employee desire to set forth the terms and conditions on which Employee shall be employed by and provide services to the Company.

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

     1. Employment. The Company hereby employs Employee and Employee hereby accepts such employment, all upon the terms and conditions hereinafter set forth. In accepting such employment, Employee represents and warrants that he is not under any restrictions in the performance of the duties contemplated under this Agreement by a non-compete or similar agreement, and has never been debarred or excluded from participation in any federal or state health care program.

     2. Term. Unless sooner terminated pursuant to the provisions of this Agreement, the initial term of employment under this Agreement shall be for a period of three (3) years commencing on August 26, 1996 (the "Effective Date") and ending on the third (3rd) anniversary of the Effective Date. The term of employment under this Agreement shall thereafter be automatically renewed upon the then existing terms and conditions of this Agreement, for successive periods of one (1) year commencing upon the expiration of the initial term of employment under this Agreement or any renewal term and ending on the first (1st) anniversary of the commencement of such renewal term unless either the Company or Employee provides the other with written notice of its election to not renew the term of employment under this Agreement at least sixty (60) days, but no more than one hundred eighty (180) days, prior to the expiration of the then existing term of this Agreement (the initial three (3) year term and all successive one (1) year renewal terms of employment are collectively referred to herein as the "Employment Period").

     3. Salary. Employee shall be entitled to receive a salary from the Company during the Employment Period at the rate of One Hundred Seventy-Five Thousand and No/100 Dollars ($175,000) per annum (the "Salary"). The Salary shall be payable in equal installments in accordance with the normal payroll policies of the Company (which policies may be changed by the Company from time to time in its sole discretion), but in no event less frequently than monthly, and shall be subject to all appropriate withholding taxes. Employee's Salary and other compensation under this Agreement may be allocated to and paid by any

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subsidiary or commonly controlled affiliated entity engaged directly or indirectly in the same or similar business as the Company (which may or may not be treated as consolidated subsidiaries for tax or financial reporting purposes) (collectively, "Affiliates"), if any, as determined from time to time by the Board of Directors of the Company.

     4. Benefits; Bonuses. The Salary provided for in Section 3 shall be in addition to such benefits and bonus programs as the Company, in its sole and absolute discretion, shall from time to time provide to the Company's executive officers, and shall include, without limitation, a monthly car allowance in the amount of Five Hundred Fifty ($550.00) Dollars. Such benefits and bonus programs are subject to change from time to time as determined by the Board of Directors of the Company. In addition to the above, Employee shall be paid a signing bonus in the amount of Thirty Thousand ($30,000) Dollars at the time of the Company's first Salary payment to Employee.

     5. Options. The Company shall grant to Employee options in an amount equal to the quotient of $525,000 divided by the lesser of (i) Four ($4.00) Dollars, or (ii) the average closing price per share of Standish Care Company's common stock for the thirty (30) days immediately preceding the Effective Date (the "Formula Price") to acquire shares of its common stock, subject to the vesting requirements set forth below (the "Options"). Such Options shall have a strike price equal to the Formula Price and be granted to Employee within ninety(90) days after the closing of the merger with Standish Care company pursuant to the terms of that certain Merger Agreement dated as of July 3, 1996 by and between the Company and Standish Care Company (the "Merger"), and will be issued pursuant to a qualified plan or plans adopted by the Company and approved by its shareholders, which plan or plans shall contain such other terms, conditions and restrictions as are customary for stock option plans of companies in the business of the Company including, without limitation, provisions for the acceleration of exercisability of all granted but unvested options in the event of a change in control of the Company. The Options shall not be immediately exercisable upon the date of grant, but shall vest and become exercisable by Employee in equal one-third (1/3) increments upon each of the first three (3) anniversaries of the Effective Date of this Agreement. The Options shall not be exercisable subsequent to the date ten (10) years after their grant to Employee. Employee shall have no rights to receive any ownership interests in the Company or its Affiliates other than the ownership interests in the Company acquired as a result of exercising the Options provided for pursuant this Section 5. Notwithstanding anything contained herein to the contrary, in the event the Merger is not consummated for any reason, Employee shall be entitled to such Options from the Company at the time of an initial public offering of the Company's common stock which may incur in lieu of the Merger in an amount equal to the quotient of $525,000 divided by the initial offering price (and having a strike price equal to such initial offering price).

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     6. Duties. During the Employment Period, Employee agrees to serve exclusively as the Chief Operating Officer of the Company. Employee shall exercise such powers and comply with and perform such directions and duties in relation to the business and affairs of the Company as are customarily and ordinarily exercised and performed by the Chief Operating Officer of similar entities and as may from time to time be requested by the Board of Directors of the Company, and shall use his best efforts to improve, expand and operate the business of the Company and its Affiliates. Notwithstanding any other term or provision to the contrary contained herein, in no event shall Employee be obligated to perform any act which would constitute or require the violation of any federal, state or local law, rule, regulation, ordinance or the like. Employee shall at all times report to, and his activities shall at all times be subject to the direction and control of, the Board of Directors of the Company as well as the President of the Company, which officer shall act as the immediate supervisor of Employee. Employee shall have no authority to enter into any contracts binding upon the Company, or to create any obligations on the part of the Company, other than contracts or obligations imposing obligations on the Company in an amount less than Two Thousand Five Hundred and No/100 Dollars ($2,500.00) and less than one (1) year in duration and such other contracts and obligations as shall be specifically authorized from time to time by the Company in writing. Employee agrees to devote his entire business time, energy and skill to the service of the Company and its Affiliates and shall perform his duties in a good faith, trustworthy and businesslike manner, in compliance with the laws of the United States of America and all other political subdivisions, all for the purpose of advancing the interests of the Company and its Affiliates. Employee shall at no time engage in any other business activity whether or not such activity is pursued for gain, profit or other pecuniary advantage. Notwithstanding the foregoing, provided the same shall not interfere with the performance by Employee of his duties under this Agreement and shall not violate the terms and provisions of any other provision of the Agreement (including, but not limited to, Section 14 of this Agreement), Employee may (i) participate as a shareholder, director and/or officer of Senior Living, Inc., which owns a home health care agency in Peoria, Illinois, and (ii) invest his personal assets in businesses where the form or manner of such investment will not require services on the part of Employee and in which his participation is solely that of a passive investor and/or serve on the board of directors or as an officer of, or as a volunteer for, charitable, civic or community organizations.

     7. Location of Company Headquarters. Unless otherwise agreed to in writing by Employee, the parties hereby agree that Employee shall perform his duties primarily from the Company's offices in Needham, Massachusetts.

     8. Business Expenses. Consistent with the Company's policies as in effect from time to time (including, but not necessarily limited to, a satisfactory itemized accounting for such expenditures), Employee shall be reimbursed for ordinary and necessary expenses incurred in promoting the business of the Company. In addition, Employee shall be reimbursed for

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business expenses, which shall include, without limitation, reasonable, actual and verifiable out-of-pocket moving and relocation expenses (including, without limitation, temporary lodging, travel costs, and customary closing costs for purchasing a new home) not to exceed $20,000.00.

     9. Confidentiality.

          (a) In the course of this employment, the Company or its Affiliates may disclose or make known to Employee, and Employee may be given access to or may become acquainted with, certain information, trade secrets or both, all relating to or useful in the business of the Company or its Affiliates (collectively "Information") and which the Company considers proprietary and desires to maintain confidential. As a material inducement to the Company in entering this Agreement, Employee covenants and agrees that during the term of this Agreement and at all times thereafter, Employee shall not in any manner, either directly or indirectly, divulge, disclose or communicate to any person or firm, except to or for the Company's benefit as directed by the Company, any of the Information which he may have acquired in the course of or as an incident to his employment by the Company, the parties agreeing that such information affects the successful and effective conduct of the business and goodwill of the Company and/or its Affiliates, and that any breach of the terms of this Section is a material breach of this Agreement. Notwithstanding the foregoing, nothing in this Section 9 shall preclude Employee from disclosing Information pursuant to judicial order or Information which has been made public through the release or disclosure by persons other than the Employee.

          (b) All equipment, documents, memoranda, reports, records, files, materials, samples, books, correspondence, lists, computer software, other written and graphic records, and the like (collectively, the "Materials"), affecting or relating to the business of the Company and/or its Affiliates, which Employee shall prepare, use, construct, observe, possess or control shall be and remain the Company's exclusive property or in the Company's exclusive custody, and must not be removed from the premises of the Company or given to any person or entity except as directed by the Company in writing. Promptly upon termination of this Agreement for any reason, or completion of the tasks or duties assigned pursuant hereto, the Materials, Information and all copies thereof in the custody or control of Employee shall be delivered promptly to the Company. Employee acknowledges that all documents and equipment relating to the business of the Company and/or its Affiliates, in addition to all Information and Materials, whether prepared by Employee or otherwise coming into Employee's possession, are owned by and constitute the exclusive property of the Company or in the Company's exclusive custody, and all such documents and equipment must not be removed from the premises of the Company except as directed by the Company in writing.

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          (c) The covenants of Employee set forth in this Section 9 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Employee, and have also been made by Employee to induce the Company to enter into this Agreement. Each of the aforesaid convenants may be availed of, or relied upon, by the Company in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation (including, but not limited to, reasonable attorney's fees upon trial and appeal) suffered by the Company arising out of any breach of the aforesaid covenants by Employee. The covenants of Employee set forth in this Section 9 are cumulative to each other and to all other covenants of Employee in favor of the Company contained in this Agreement and shall survive the termination of this Agreement for the purposes intended. Should any covenant, term or condition in this Section 9 become or be declared invalid or unenforceable by a court of competent jurisdiction, then the parties request that such court judicially modify such unenforceable provision consistent with the intent of this Section 9 so that it shall be enforceable as modified.

     10. Events of Termination by the Company. This Agreement may be terminated by the Company;

          (a) Without cause, effective immediately upon delivery of written notice to Employee by the Company;

          (b) With cause, effective immediately upon delivery of written notice to Employee by the Company, provided, however, that if such cause is of the type described in clause (iv) below and susceptible to being cured, Employee shall have a period of ten (10) days after delivery of written notice to Employee to effect such cure or such longer period of time as may be required for such cure, provided Employee has commenced such cure within such ten (10) days and is diligently prosecuting such cure. A termination shall be deemed to be "with cause" if the Company reasonably determines that Employee has:

               (i) misappropriated the assets or opportunities of the Company or its Affiliates;

               (ii) been convicted of a felony involving violence, dishonesty, conversion, theft or misappropriation of property of another, controlled substances, moral turpitude or the regulatory good standing of the Company or its Affiliates;

               (iii) abused drugs or alcohol in a manner which prevents Employee from performing his duties in the manner provided herein; or

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               (iv) failed to perform his duties substantially in the manner provided herein or refused to perform the duties properly assigned to him by the Company in accordance with Section 6 hereof for any reason other than disability or breaches any of his other obligations under this Agreement.

     11. Events of Termination by Employee. This Agreement may be terminated by Employee in the event of the failure of the Company to pay any sums due or grant any Options to be granted hereunder to Employee or perform substantially any of its other duties and obligations required to be performed or observed under this Agreement, but only after written notice has been given by Employee to the Company, provided, however, that the Company shall have a period of ten (10) days from delivery of such notice within which to cure the same or such longer period of time as may be required for such cure, provided the Company has commenced such cure within such ten (10) days and is diligently prosecuting such cure.

     12. Other Termination of this Agreement. This Agreement shall immediately terminate upon the occurrence of any of the following events:

          (a) The death of Employee; or

          (b) The "disability" of Employee as such term is defined in the Company's long term disability insurance coverage.

     13. Effects of Termination. Upon the termination of the Agreement:

          (a) Employee's duties shall cease as of the effective date of termination, provided, however, that Employee will in the event of a termination pursuant to Paragraph 10(a) be responsible for arranging for the smooth transition of duties to appropriate independent contractors and/or employees of the Company.

          (b) With respect to any termination other than pursuant to Section 10(a) or Section 11 of this Agreement, payments made on account of Employee's Salary shall cease upon the effective date of termination; any amounts due on account of Employee's Salary for account of services performed prior to the effective date of termination which have not previously been paid will be paid (pro rata through the effective date of termination) within thirty (30) days following termination. With respect to a termination pursuant to Section 10(a) or Section 11 of this Agreement, Employee's Salary shall continue to be paid for an additional period of twelve (12) months at Employee's then current salary after the termination. All payments made pursuant to this Section 13(b) shall be made in accordance with the normal payroll policies of the Company but in no event less frequently than monthly and subject to all appropriate withholding taxes.

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          (c) All expenses which are properly reimbursable to Employee pursuant to Section 8 will be promptly reimbursed following termination.

          (d) All other benefits and/or entitlements to participate in bonus programs (except to the extent Employee is vested in such programs), if any, will cease as of the effective date of termination provided that Employee shall be entitled to such bonuses which have accrued prior to such termination, subject to Employee's rights to continue medical insurance coverage at his own expense as provided by applicable law or written Company policy; provided, however, that all policies of insurance relating solely to Employee shall be assigned to Employee within thirty (30) days following termination, provided that such assignment shall be at no cost or expense to the Company, and provided further that such assignment shall state that it is made subject to the terms and conditions of the policy(ies).

          (e) The rights, privileges, benefits, remedies and interests of the Company and Employee under Section 5 of this Agreement shall be governed by the terms and provisions of Section 5.

     14. Non-Competition and Solicitation.

          (a) Employee acknowledges that he has performed services or will perform services hereunder, and will acquire knowledge and proprietary information, which will directly affect the business of the Company and/or its Affiliates to be conducted throughout the United States. Accordingly, the parties deem it necessary to provide protective non-competition and non-solicitation provisions in this Agreement.

          (b) Employee agrees with the Company that;

               (i) Employee shall not, without the prior written consent of the Company, which consent shall be within the sole and exclusive discretion of the Company, within ten (10) miles of any facility developed or being developed by the Company during the term hereof (the "Area"), either directly or indirectly, perform services or duties, or engage in the same or similar business as the Company or any of its Affiliates in any capacity, whether as an owner, shareholder, consultant, director, officer, manager, supervisor or employee of any entity; and

               (ii) Neither Employee nor any company or entity with which Employee serves as a director, partner or controlling shareholder shall employ or attempt to employ, or assist in employing, any employee of the Company or its Affiliates (whether or not such employment is full-time, part-time, or is pursuant to a written contract) other than his personal secretary for the purpose of having such employee perform services for another company located in the Area.

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          (c) The covenants of Employee set forth in Section 14 shall commence upon the Effective Date of this Agreement and continue through the date of termination of the Employment Period for a period of twelve (12) months following a termination pursuant to Section 109(b) or 12(b) of this Agreement, or an election by Employee not to renew the term of the Employment Period pursuant to Section 2 of this Agreement. Notwithstanding the foregoing, the covenants of Employee referred to in this Section 14 shall be extended for a period time equal to the period of time during which Employee shall be in violation of such covenants and/or the pendancy of any proceedings brought by the Company to enforce the provisions of such convenants.

          (d) Notwithstanding any provision to the contrary set forth in this
Section 14, nothing contained in this Section 14 shall prohibit Employee from performing the services and duties of a Chief Operating Officer (or other position with similar duties) from and after the termination or expiration of this Agreement for any reason whatsoever provided he does not do so for a person or entity in the same or similar business as Company or its Affiliates and provided that Employee does not violate Section 9 of this Agreement.

          (e) The covenants of Employee set forth in this Section 14 are separate and independent covenants for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are acknowledged by Employee, and have also been made by Employee to induce the Company to enter into this Agreement. Each of the aforesaid covenants may be availed of, or relied upon, by the Company in any court of competent jurisdiction, and shall form the basis of injunctive relief and damages including expenses of litigation (including, but not limited to, reasonable attorney's fees upon trial and appeal) suffered by the Company arising out of any breach of the aforesaid convenants by Employee. The covenants of Employee set forth in this Section 14 are cumulative to each other and to all other covenants of Employee in favor of the Company contained in this Agreement and shall survive the termination of this Agreement for the purposes intended. Should any covenant, term or condition in this Section 14 become or be declared invalid or unenforceable by a court of competent jurisdiction, then the parties request that such court judicially modify such unenforceable provision consistent with the intent of this Section 14 so that it shall be enforceable as modified.

     15. Entire Agreement. This Agreement represents the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes all other negotiations, understandings and representations (if any) made by and between such parties.

     16. Amendments. The provisions of this Agreement may no be amended, supplemented, waived or changed orally, but only by a writing signed by the party as to whom

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enforcement of any such amendment, supplement, waiver or modification is sought and making specific reference to this Agreement.

     17. Assignments. The Company shall have the right to assign all of its rights and obligations under this Agreement to any Affiliate of the Company or any person or entity which purchases all or substantially all of the assets of the Company or its Affiliates or with which the Company merges or consolidates and, upon such assignment, this Agreement shall be binding upon and inure to the benefit of such assign and the Company and its Affiliates shall be released and discharged from all duties and obligations under this Agreement. Employee shall execute such instruments as shall be reasonably requested by the Company and its Affiliates to evidence such release. Employee shall have no right to assign or delegate any rights or obligations under this Agreement.

     18. Binding Effect. All of the terms and provisions of this Agreement, whether so expressed or not, shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective administrators, executors, legal representatives, heirs, successors and permitted assigns.

     19. Severability. If any part of this Agreement or any other Agreement entered into pursuant hereto is contrary to, prohibited by or deemed invalid under applicable law or regulation, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given full force and effect so far as possible.

     20. Survival. Notwithstanding anything to the contrary herein, the provisions of Sections 5, 9 and 13 through 27 shall survive and remain in effect in accordance with their respective terms in the event this Agreement or any portion hereof is terminated.

     21. Notices. All notices, requests, consents and other communications required or permitted under this Agreement shall be in writing (including telex and telegraphic communication) and shall be (as elected by the person giving such notice) hand delivered by messenger or courier service, telecommunicated, or mailed (airmail if international) by registered or certified mail (postage prepaid), return receipt requested, addressed to:

If to Employee:                         With a Copy to:
Marc Benson                             Clark & Stant, P.C.
515 Seagate Drive                       900 One Columbus Center
Del Ray Beach, FL 33483                 Virginia Beach, Virginia 23462
                                        Attn: Lawrence R. Siegel, Esq.

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If to the Company:                      With a Copy to:
CareMatrix of Massachusetts, Inc.       CareMatrix of Massachusetts, Inc.
197 First Avenue                        197 First Avenue
Needham, MA 02194                       Needham, MA 02194
Attn: President                         Attn: James M. Clary, III, Esq.

or to such other address as any party may designate by notice complying with the terms of this Section. Each such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date telecommunicated if by telegraph, (c) on the date of transmission with confirmed answer back if by telex or telecopy, and (d) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed.

     22. Waivers. The failure or delay of any party at any time to require performance by another party of any provision of this Agreement, even if known, shall not affect the right of such party to require performance of that provision or to exercise any right, power or remedy hereunder, and any waiver by any party of any breach of any provision of this Agreement should not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right, power or remedy under this Agreement. No notice to or demand on any party in any case shall, of itself, entitle such party to any other or further notice or demand in similar or other circumstances.

     23. Enforcement Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees, court costs and all expenses even if not taxable as court costs (including, without limitation, all such fees, costs and expenses incident to appeals and other post-judgment proceedings), incurred in that action or proceeding, in addition to any other relief to which such party or parties may be entitled. In the event that the Company brings a claim for injunctive relief to an alleged violation of Sections 9 or 14, the Company shall be deemed the prevailing party if it proves that Employee breached the express language of this Agreement regardless of whether a court decides to award injunctive relief. Attorney's fees shall include, without limitation, paralegal fees, investigative fees, administrative costs, sales and use taxes and all other charges billed by the attorney to the prevailing party.

     24. Remedies Cumulative. Except as otherwise expressly provided herein, no remedy herein conferred upon any party is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to every other remedy given

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hereunder or now or hereafter existing at law or in equity or by statute or otherwise. No single or partial exercise by any party of any right, power or remedy hereunder shall preclude any other or further exercise thereof.

     25. Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the Commonwealth of Massachusetts without regard to principles of conflicts of laws.

          26. Supervening Law. The Company and Employee recognize that this Agreement is subject to applicable state, local and federal laws and regulations. The Company and Employee further recognize that the Agreement shall be subject to amendments in such laws and regulations and to new legislation such as federal or state economic stabilization programs or health insurance programs. Any provisions of law that invalidate, or are otherwise inconsistent with the terms of this Agreement or that would cause any party to be in violation of law, shall be deemed to have superseded the terms of this Agreement, provided, however, that the parties shall exercise their best efforts to accommodate the terms and intent of this Agreement to the greatest extent possible consistent with requirements of law.

     27. Captions. The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of intent of this Agreement or the intent of any provision contained in this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              CAREMATRIX OF
                              MASSACHUSETTS


                              By: /s/
                                  -----------------------------
                                  Name: Andrew Gosman
                                  Title: Vice-Chairman

                              /s/
                              ---------------------------------
                              Name: Marc Benson










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